EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CapsoVision, Inc. (the “Company”) of our report dated April 1, 2025 (July 2, 2025 as to the effects of the reverse stock split described in Note 3), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements of the Company, which appears in the Prospectus dated July 2, 2025.

/s/ BAKER TILLY US, LLP

Santa Clara, California
July 10, 2025